Exhibit 5.1
Our ref	RDS\613112\3847208v1
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Actions Semiconductor Co., Ltd.
15-1, No.1
HIT Road, Tangjia
Zhuhai, Guangdong, 519085
The People’s Republic of China

7 May 2010

Dear Sirs

Actions Semiconductor Co., Ltd.

We have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed by Actions Semiconductor Co., Ltd., a Cayman Islands exempted company incorporated with limited liability (the "Registrant"), with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an aggregate amount of 8,000,000 American Depositary Shares, equivalent to 48,000,000 ordinary shares of the Registrant (the "Shares") for issuance pursuant to its 2007 Equity Performance and Incentive Plan, as amended and restated on 5 November 2009 (the "Plan").

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the options to purchase the Shares by the Registrant pursuant thereto.  We have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder
Maples and Calder